Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 24, 2007, on the financial statements of Enterprise Acquisition Corp. as of July 18, 2007 and for the period from July 9, 2007 (inception) through July 18, 2007 in the Registration Statement on Form S-1 and related Prospectus to be filed on or about September 7, 2007.

/s/ Eisner, LLP

New York, New York

September 6, 2007